Exhibit 99.1

Moderna Reports Second Quarter 2020 Financial Results and Provides Business Updates

Ended quarter with $3.1 billion in cash, cash equivalents and investments

Moderna has received approximately $400 million of customer deposits as of July 31, 2020 for potential supply of mRNA-1273

Moderna updates 2020 guidance to reflect investments into mRNA-1273; the Company now expects net cash used in operating activities and for purchases of property and equipment to be between $0.65 to $0.85 billion, including the benefit of customer deposits received as of July 31, 2020

Phase 3 study of mRNA-1273 being conducted in collaboration with NIH and BARDA on track to complete enrollment in September 2020

Positive 12-month interim results after third and final dose from Phase 1 study of CMV vaccine candidate (mRNA-1647) study

Safety and immunogenicity data for all dose cohorts of Phase 1 study of Zika vaccine candidate (mRNA-1893)

CAMBRIDGE, Mass., August 5, 2020 — Moderna, Inc. (Nasdaq: MRNA), a biotechnology company pioneering messenger RNA (mRNA) therapeutics and vaccines to create a new generation of transformative medicines for patients, today reported financial results and provided business updates for the second quarter of 2020 and highlighted pipeline progress.

“The second quarter marked a new growth phase for Moderna as we started to build our commercial team, a historic moment for those of us who have worked at the company for many years since it was a breakthrough research enterprise. We would like to thank the entire Moderna team for their commitment to our mission of delivering on a new class of medicines for patients,” said Stéphane Bancel, Moderna’s Chief Executive Officer. “In the second quarter, we began discussions with several countries for supply agreements for mRNA-1273 and as of July 31, we have received approximately $400 million of customer deposits for potential supply. As we pivot to a commercial stage company, we recognize the need for responsible pricing in the face of the pandemic. We look forward to continuing our progress as we prepare for the Phase 3 readout and the expected subsequent filing of our BLA.”

New updates and recent progress include:

Infectious Diseases

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Phase 2 study of COVID-19 vaccine candidate (mRNA-1273) fully enrolled; Phase 3 study of 30,000 volunteers in the U.S. being conducted with NIH and BARDA began on July 27, on track to complete enrollment in September, 2020; interim analysis of NIH-led Phase 1 study published in NEJM, results from non-human primate preclinical viral challenge study published in NEJM

•	Positive 12-month interim results from Phase 1 CMV vaccine candidate (mRNA-1647) study

•	Positive interim results from Phase 1 Zika vaccine candidate (mRNA-1893) study

Oncology

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Data from the ongoing Phase 1 study of OX40L/IL-23/IL-36g (Triplet) (mRNA-2752) as a monotherapy and in combination with durvalumab presented at the 2020 American Society of Clinical Oncology (ASCO) Annual Meeting

Rare Diseases

•	Phase 1 study evaluating escalating doses of antibody against the chikungunya virus (mRNA-1944) administered via intravenous infusion in healthy adults restarted after COVID-19 disruptions

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Due to COVID-19, enrollment and new site initiation continue to be paused for methylmalonic acidemia (MMA; mRNA-3704) and propionic acidemia (PA; mRNA-3927) clinical trials. During the pause, the Company is implementing changes that the Company believes will ultimately help to accelerate clinical development.

Moderna currently has 23 mRNA development candidates in its portfolio with 13 in clinical studies. Across Moderna’s pipeline, more than 2,000 healthy volunteers and patients have been enrolled in clinical studies prior to enrolling the Phase 3 study of mRNA-1273. The Company’s updated pipeline can be found at www.modernatx.com/pipeline. Moderna and collaborators have published more than 50 peer-reviewed papers.

Summary of Program Highlights by Modality

Core Modalities

Prophylactic Vaccines: Moderna is developing vaccines against viral diseases where there is unmet medical need – including complex vaccines with multiple antigens for common diseases, as well as vaccines against threats to global public health. The Company’s global public health portfolio is focused on epidemic and pandemic diseases for which funding has been sought from governments and non-profit organizations.

Infections transmitted from mother to baby

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Cytomegalovirus (CMV) vaccine (mRNA-1647): Positive data from the 12-month interim analysis (six months after the third and final vaccination) of the 30, 90 and 180 µg dose levels in the Phase 1 study assessing the safety, reactogenicity, and immunogenicity of different dose levels of mRNA-1647 are now available. In both seronegative and seropositive participants, durable neutralizing antibody responses were observed. In seronegative participants at 12 months, neutralizing antibody titers against epithelial cell infection at the 90 µg and 180 µg doses were 3.6-fold and 3.9-fold higher than CMV-seropositive baseline titers. In addition, seven-month interim safety data from the 300 µg dose level after the third and final vaccination show solicited adverse reactions increased with the higher dose and were higher in seropositive participants. The most commonly reported adverse events were pain at the injection site, headache, fatigue, myalgia and chills for seronegative participants, with fever and arthralgia as more common adverse events in seropositive participants. At the 300 µg dose there continue to be no serious adverse events reported. Despite COVID-19 disruptions, the Company expects that it is on track for an interim data readout from the Phase 2 study expected in the third quarter of 2020. Manufacturing and planning are underway for the pivotal Phase 3 study, which is designed to evaluate the efficacy of mRNA-1647 against primary CMV infection in women of childbearing age and is expected to start in 2021. Additional feedback from regulators following meetings at the conclusion of the Phase 2 study will help further inform the clinical development plan and the trial protocol for the Phase 3 study. Moderna owns worldwide commercial rights for mRNA-1647.

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Zika virus vaccine (mRNA-1893): All dose cohorts (10, 30, 100 and 250 µg) in the Phase 1 study of mRNA-1893 have completed enrollment. Positive data from an interim analysis are now available for the 100 µg and 250 µg dose cohorts after the second vaccination (Day 57). Interim data show all dose levels induce a strong neutralizing ZIKV-specific antibody response in both flavivirus infection naive (seronegative) participants and in participants with pre-existing flavivirus antibodies (seropositive). Notably, 100% seroconversion of baseline seronegative participants was observed after the 2-dose series at both the 100 µg dose level and the 250 µg dose level. Both the 100 µg and 250 µg dose levels were generally well-tolerated. There was a trend towards more observations of local erythema and swelling/induration at the injection site with higher dose levels after the second vaccine administration, as well as a trend of more solicited systemic adverse events with the 250 µg dose after the second administration. In April 2020, Moderna announced positive interim Phase 1 data showing the 10 µg and 30 µg dose levels of mRNA-1893 induced a neutralizing antibody response in both seronegative and seropositive participants and were generally well-tolerated, with no vaccine-related serious adverse events (SAEs) or adverse events of special interest (AESI). mRNA-1893 is being developed in collaboration with the U.S. Biomedical Advanced Research and Development Authority (BARDA) within the Office of the Assistant Secretary for Preparedness and Response at the U.S. Department of Health and Human Services. Moderna owns worldwide commercial rights to mRNA-1893.

Vaccines against respiratory infections

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COVID-19 vaccine (mRNA-1273): The Phase 3 COVE study, being conducted in collaboration with the NIH and BARDA, began on July 27; enrollment is on track to complete in September. The Company will provide an update when enrollment is complete. Results from a non-human primate preclinical viral challenge study evaluating mRNA-1273 were recently published in The New England Journal of Medicine and showed a two-dose vaccination schedule of mRNA-1273 led to rapid protection against SARS-CoV-2 infection in both the lungs and nose of non-human primates, without evidence of vaccine-associated enhanced respiratory disease (VAERD). On July 14, an interim analysis of the original cohorts in the NIH-led Phase 1 study evaluating a two-dose vaccination schedule of mRNA-1273 across three dose levels (25, 100, 250 µg) in 45 healthy adults ages 18-55 years was published in The New England Journal of Medicine and shows mRNA-1273 induced rapid and strong immune responses against SARS-CoV-2. mRNA-1273 was generally safe and well tolerated with no serious adverse events reported through Day 57. On May 29, the first participants in each age cohort: healthy adults ages 18-55 years (n=300) and older adults ages 55 years and above (n=300) were dosed in the Phase 2 study of mRNA-1273. On July 8, the Phase 2 study completed enrollment. The Biomedical Advanced Research and Development Authority (BARDA), part of the Office of the Assistant Secretary for Preparedness and Response (ASPR) within the U.S. Department of Health and Human Services (HHS), partially supported the research and development of mRNA-1273 with federal funding under Contract no. 75A50120C00034. A summary of the company’s work to date on COVID-19 can be found here.

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Human metapneumovirus (hMPV) and parainfluenza type 3 (PIV3) vaccine (mRNA-1653): Due to the pandemic, the Company previously decided to pause new enrollment of participants in the ongoing hMPV/PIV3 study (mRNA-1653), which had been actively enrolling seropositive pediatric participants (12-36 months of age). The Company intends to work with appropriate medical and site personnel to determine when to resume new enrollment. Moderna owns worldwide commercial rights to mRNA-1653.

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Pediatric respiratory syncytial virus (RSV) vaccine (mRNA-1345): mRNA-1345 is a vaccine against RSV in young children encoding for a prefusion F glycoprotein, which elicits a superior neutralizing antibody response compared to the postfusion state. The Company intends to combine mRNA-1345 with mRNA-1653, its vaccine against hMPV and PIV3, to create a combination vaccine against RSV, hMPV and PIV3. There is no approved vaccine for RSV. Moderna owns worldwide commercial rights to the combined mRNA-1345/mRNA-1653 vaccine.

•	RSV vaccine (mRNA-1172 or V172): The Phase 1 study of mRNA-1172 led by Merck is ongoing. Moderna has licensed worldwide commercial rights to mRNA-1172 to Merck.

•	Influenza H7N9 vaccine (mRNA-1851): Discussions regarding funding the Company’s influenza H7N9 vaccine program through approval are ongoing.

Vaccines against highly prevalent viral infections

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Epstein-Barr virus (EBV) vaccine (mRNA-1189): mRNA-1189 is a vaccine against EBV containing five mRNAs that encode viral proteins (gp350, gB, gp42, gH and gL) in EBV. Similar to Moderna’s CMV vaccine (mRNA-1647), the viral proteins in mRNA-1189 are expressed in their native membrane-bound form for recognition by the immune system. There is no approved vaccine for EBV. Moderna owns worldwide commercial rights to mRNA-1189.

Systemic Secreted & Cell Surface Therapeutics: In this modality, mRNA is delivered systemically to create proteins that are either secreted or expressed on the cell surface.

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Antibody against the chikungunya virus (mRNA-1944): The Phase 1 study evaluating escalating doses of mRNA-1944 administered via intravenous infusion in healthy adults has restarted after COVID-19 disruptions. Both cohorts, one cohort at the 0.6 mg/kg dose with steroid premedication and one cohort with two doses of 0.3 mg/kg (without steroid premedication) given one week apart, are fully enrolled and all participants have been dosed.

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IL-2 (mRNA-6231): mRNA-6231 is an mRNA encoding for a long-acting tolerizing IL-2. This new autoimmune development candidate is designed to preferentially activate and expand the regulatory T cell population. The Company plans to conduct a Phase 1 study of mRNA-6231 in healthy adult volunteers. mRNA-6231 uses the same LNP formulation as mRNA-1944. The Phase 1 study of mRNA-6231 will be the first clinical demonstration of subcutaneous administration of this delivery technology. Moderna owns worldwide commercial rights to mRNA-6231.

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PD-L1 (mRNA-6981): mRNA-6981 is an mRNA encoding for PD-L1. This new autoimmune development candidate is designed to augment cell surface expression of PD-L1 on myeloid cells to provide co-inhibitory signals to self-reactive lymphocytes. As an initial step to addressing a range of autoimmune indications, the Company intends to pursue proof-of-concept in a Phase 1 study of mRNA-6981 in type 1 autoimmune hepatitis (AIH), a condition that involves liver inflammation and can lead to cirrhosis and liver failure. mRNA-6981 uses the same LNP formulation as mRNA-1944. Moderna owns worldwide commercial rights to mRNA-6981.

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Relaxin (AZD7970): Partnered with AstraZeneca, AZD7970 is in preclinical development for the treatment of heart failure. Under the terms of the collaboration, AstraZeneca would sponsor the Phase 1 trial to assess safety, tolerability and duration of systemic exposure to the Relaxin protein. Moderna shares worldwide commercial rights to AZD7970 with AstraZeneca.

Exploratory Modalities

Cancer Vaccines: These programs focus on stimulating a patient’s immune system with antigens derived from tumor-specific mutations to enable the immune system to elicit a more effective anti-tumor response.

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Personalized cancer vaccine (PCV) (mRNA-4157): The randomized Phase 2 study investigating a 1 mg dose of mRNA-4157 in combination with Merck’s pembrolizumab (KEYTRUDA®), compared to pembrolizumab alone, for the adjuvant treatment of high-risk resected melanoma is ongoing. The Phase 1 study is ongoing. Moderna shares worldwide commercial rights to mRNA-4157 with Merck.

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Mutant KRAS vaccine (mRNA-5671 or V941): The Phase 1 open-label, multi-center study to evaluate the safety and tolerability of mRNA-5671 both as a monotherapy and in combination with pembrolizumab, led by Merck, is ongoing. Moderna shares worldwide commercial rights to mRNA-5671 with Merck.

Intratumoral Immuno-Oncology: These programs aim to drive anti-cancer T cell responses by injecting mRNA therapies directly into tumors.

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OX40L (mRNA-2416): The Phase 1/2 study of mRNA-2416 alone and in combination with durvalumab (IMFINZI®) is ongoing. The Phase 2 dose expansion study of mRNA-2416 in combination with durvalumab in ovarian cancer patients is now actively recruiting. The Company is evaluating the impact of COVID-19-related challenges that are leading to delays in enrollment. Moderna owns worldwide commercial rights to mRNA-2416.

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OX40L/IL-23/IL-36g (Triplet) (mRNA-2752): The Phase 1 trial evaluating mRNA-2752 as a single agent and in combination with durvalumab in patients with advanced solid tumor malignancies and lymphoma is ongoing. mRNA-2752 is an investigational mRNA immuno-oncology therapy that encodes a novel combination of three immunomodulators. Data from the Phase 1 study of mRNA-2752 alone and in combination with durvalumab were presented at the 2020 American Society of Clinical Oncology (ASCO) Annual Meeting and support the ongoing testing of the mRNA-2752/durvalumab combination. Moderna owns worldwide commercial rights to mRNA-2752.

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IL-12 (MEDI1191): The Phase 1 open-label, multi-center study of intratumoral injections of MEDI1191 alone and in combination with durvalumab in patients with advanced solid tumors, led by AstraZeneca, is ongoing. MEDI1191 is an mRNA encoding for IL-12, a potent immunomodulatory cytokine. Moderna shares worldwide commercial rights to MEDI1191 with AstraZeneca.

Localized Regenerative Therapeutics: Localized production of proteins has the potential to be used as a regenerative medicine for damaged tissues.

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VEGF-A (AZD8601): The Phase 2a study of AZD8601 VEGF-A, which is being developed for patients with ischemic heart disease undergoing coronary artery bypass grafting (CABG) surgery with moderately impaired systolic function, led by AstraZeneca, is ongoing. Moderna has licensed worldwide commercial rights to AZD8601 to AstraZeneca.

Systemic Intracellular Therapeutics: These programs aim to deliver mRNA into cells within target organs as a therapeutic approach for diseases caused by a missing or defective protein.

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Methylmalonic acidemia (MMA) (mRNA-3704): Due to the COVID-19 pandemic, Moderna previously decided to pause new enrollment and new site initiation for its Phase 1/2 study of mRNA-3704 to ensure the safety of these pediatric patients and their caregivers. No patients have been dosed to date. During the pause, the Company is implementing changes that the Company believes will ultimately help to accelerate clinical development. mRNA-3704 uses the same LNP formulation as mRNA-1944. Moderna owns worldwide commercial rights to mRNA-3704.

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Propionic acidemia (PA) (mRNA-3927): Due to the COVID-19 pandemic, Moderna previously decided to pause new enrollment and new site initiation for its Phase 1/2 study of mRNA-3927 to ensure the safety of these pediatric patients and their caregivers. No patients have been dosed to date. During the pause, the Company is implementing changes that the Company believes will ultimately help to accelerate clinical development. mRNA-3927 uses the same LNP formulation as mRNA-1944. Moderna owns worldwide commercial rights to mRNA-3927.

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MMA and PA Natural History Study (MaP): This is a global, multi-center, non-interventional study for patients with confirmed diagnosis of MMA due to MUT deficiency or PA and is designed to identify and correlate clinical and biomarker endpoints for these disorders. Enrollment in the study has been completed.

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Phenylketonuria (PKU) (mRNA-3283): Individuals with PKU have a deficiency in phenylalanine hydroxylase (PAH) resulting in a reduced or complete inability to metabolize the essential amino acid phenylalanine into tyrosine. mRNA-3283 encodes human PAH to restore the deficient or defective intracellular enzyme activity in patients with PKU. mRNA-3283 is in preclinical development. Moderna owns worldwide commercial rights to mRNA-3283.

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Glycogen storage disease type 1a (GSD1a) (mRNA-3745): Individuals with GSD1a have a deficiency in glucose-6-phosphatase resulting in pathological blood glucose imbalance. mRNA-3745 is an IV-administered mRNA encoding human G6Pase enzyme, designed to restore the deficient or defective intracellular enzyme activity in patients with GSD1a. mRNA-3745 is in preclinical development. Moderna owns worldwide commercial rights to mRNA-3745.

Information about each development candidate in Moderna’s pipeline, including those discussed in this press release, can be found on the investor relations page of its website: investors.modernatx.com.

Management Updates

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David Meline joined Moderna as Chief Financial Officer on June 4. Mr. Meline previously served as Chief Financial Officer and EVP at Amgen (Nasdaq: AMGN) from 2014 through 2019. Prior to Amgen, Mr. Meline spent six years at 3M Company (NYSE: MMM), where he most recently served as CFO and Senior Vice President and was responsible for all 3M financial activities across 70 countries of operation.

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Ray Jordan joined Moderna as Chief Corporate Affairs Officer on June 15. Mr. Jordan served as Senior Vice President, Corporate Affairs at Amgen (Nasdaq: AMGN) from 2012 through 2019. Prior to Amgen, Mr. Jordan spent nine years at Johnson & Johnson (NYSE: JNJ), where he led corporate communications and public affairs for more than 250 operating companies in 60 countries.

Corporate Updates

•	In May 2020, the Company raised approximately $1.30 billion in net proceeds through a public equity offering.

•	The Company was added to the MSCI US Equity Indexes on May 29, 2020.

•	The Company joined the NASDAQ-100 Index on July 20, 2020.

Financial Guidance

•	The Company ended the quarter with $3.1 billion in cash, cash equivalents and investments.

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Moderna updates 2020 guidance to reflect investments into mRNA-1273, the Company now expects net cash used in operating activities and for purchases of property and equipment to be between $0.65 to $0.85 billion; this includes approximately $400 million of customer deposits received as of July 31, 2020 for potential supply of mRNA-1273.

•	The increase in expected investment levels is primarily driven by the supply network expansion both in the U.S. and outside the U.S.

Key 2020 Investor and Analyst Event Dates

•	R&D Day – September 17 (virtual)

Second Quarter 2020 Financial Results (Unaudited)

•	Cash Position: Cash, cash equivalents and investments as of June 30, 2020 and December 31, 2019 were $3.07 billion and $1.26 billion, respectively.

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Net Cash Used in Operating Activities: Net cash used in operating activities was $130.1 million for the six months ended June 30, 2020 compared to $252.9 million for the same period in 2019. Net cash used in operating activities decreased significantly in 2020 mainly due to an increase in deferred revenue attributable to deposits of $75.0 million received in the second quarter of 2020 for potential supply of mRNA-1273. Net cash used in operating activities includes $22.0 million for the six months ended June 30, 2019, of in-licensing payments to Cellscript, LLC to sublicense certain patent rights.

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Cash Used for Purchases of Property and Equipment: Cash used for purchases of property and equipment was $24.9 million for the six months ended June 30, 2020 compared to $18.2 million for the same period in 2019.

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Revenue: Total revenue was $66.4 million for the three months ended June 30, 2020 compared to $13.1 million for the same period in 2019. Total revenue was $74.7 million for the six months ended June 30, 2020 compared to $29.1 million for the same period in 2019. Total revenue increased for both three and six month periods in 2020, due to increases in both collaboration revenue and grant revenue. The collaboration revenue increases in both three and six month periods were mainly attributable to an increase in revenue in the second quarter, particularly from AstraZeneca. The increases in grant revenue for both periods were primarily due to our BARDA agreement, related to our mRNA-1273 vaccine candidate development.

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Research and Development Expenses: Research and development expenses were $151.9 million for the three months ended June 30, 2020 compared to $128.3 million for the same period in 2019. Research and development expenses were $267.0 million for the six months ended June 30, 2020 compared to $258.7 million for the same period in 2019. The increases for both three and six month periods in 2020 were mainly due to increases in personnel related costs, an increase in consulting and outside services, and an increase in stock compensation expenses, largely driven by increased headcount and mRNA-1273 clinical development.

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General and Administrative Expenses: General and administrative expenses were $36.6 million for the three months ended June 30, 2020 compared to $28.5 million for the same period in 2019. General and administrative expenses were $60.7 million for the six months ended June 30, 2020 compared to $55.7 million for the same period in 2019. The increases for both three and six month periods in 2020 were mainly due to an increase in personnel related costs and an increase in legal related costs, primarily attributable to increased headcount and mRNA-1273 vaccine candidate development related activities.

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Net Loss: Net loss was $116.7 million for the three months ended June 30, 2020 compared to $134.9 million for the same period in 2019. Net loss was $240.9 million for the six months ended June 30, 2020 compared to $267.5 million for the same period in 2019.

Investor Call and Webcast Information

Moderna will host a live conference call and webcast at 8:00 a.m. ET on Wednesday, August 5, 2020. To access the live conference call, please dial 866-922-5184 (domestic) or 409-937-8950 (international) and refer to conference ID 2673189. A webcast of the call will also be available under “Events and Presentations” in the Investors section of the Moderna website at investors.modernatx.com. A replay of the webcast will be archived on Moderna’s website for one year following the presentation.

About Moderna

Moderna is advancing messenger RNA (mRNA) science to create a new class of transformative medicines for patients. mRNA medicines are designed to direct the body’s cells to produce intracellular, membrane or secreted proteins that can have a therapeutic or preventive benefit and have the potential to address a broad spectrum of diseases. Moderna’s platform builds on continuous advances in basic and applied mRNA science, delivery technology and manufacturing, providing the Company the capability to pursue in parallel a robust pipeline of new development candidates. Moderna is developing therapeutics and vaccines for infectious diseases, immuno-oncology, rare diseases, cardiovascular diseases, and autoimmune and inflammatory diseases, independently and with strategic collaborators.

Headquartered in Cambridge, Mass., Moderna currently has strategic alliances for development programs with AstraZeneca PLC and Merck & Co., Inc., as well as the Defense Advanced Research Projects Agency (DARPA), an agency of the U.S. Department of Defense; the Biomedical Advanced Research and Development Authority (BARDA), a division of the Office of the Assistant Secretary for Preparedness and Response (ASPR) within the U.S. Department of Health and Human Services (HHS) and the Coalition for Epidemic Preparedness Innovations (CEPI). Moderna has been named a top biopharmaceutical employer by Science for the past five years. To learn more, visit www.modernatx.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including statements regarding: the Company’s expectations regarding net cash used in operating activities and for purchases of property and equipment, expected timing of enrollment completion for the Phase 3 study of mRNA-1273, the timing of a potential BLA approval for mRNA-1273; the timing of interim results from the Phase 2 study of mRNA-1647; the timing and design of the Phase 3 study of mRNA-1647; the Company’s intention to create a combination therapy with mRNA-1345 and mRNA-1653 against RSV, hMPV and PIV3; the Company’s intention regarding a Phase 1 study of mRNA-6981 in type 1 autoimmune hepatitis; the timing and status of the Phase 1 study of mRNA-6231 in healthy volunteers; the Company’s intentions regarding resumption of enrollment and the implementation of changes for paused clinical studies; the probability of success of the Company’s vaccines individually and as a portfolio; and the ability of the Company to accelerate the research and development timeline for any individual product or the platform as a whole. In some cases, forward-looking statements can be identified by terminology such as “will,” “may,” “should,” “could,” “expects,” “intends,” “plans,” “aims,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. The forward-looking statements in this press release are neither promises nor guarantees, and you should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties, and other factors, many of which are beyond Moderna’s control and which could cause actual results to differ materially from those expressed or implied by these forward-looking statements. These risks, uncertainties, and other factors include, among others: preclinical and clinical development is lengthy and uncertain, especially for a new class of medicines such as mRNA, and therefore our preclinical programs or development candidates may be delayed, terminated, or may never advance to or in the clinic; no commercial product using mRNA technology has been approved and may never be approved; mRNA drug development has substantial clinical development and regulatory risks due to the novel and unprecedented nature of this new class of medicines; despite having ongoing interactions with the FDA or other regulatory agencies, the FDA or such other regulatory agencies may not agree with the Company’s regulatory approval strategies, components of our filings, such as clinical trial designs, conduct and methodologies, or the sufficiency of data submitted; the fact that the rapid response technology in use by Moderna is still being developed and implemented; the fact that the safety and efficacy of mRNA-1273 has not yet been established; potential adverse impacts due to the global COVID-19 pandemic such as delays in clinical trials, preclinical work, overall operations, regulatory review, manufacturing and supply chain interruptions, adverse effects on healthcare systems and disruption of the global economy; and those risks and uncertainties described under the heading “Risk Factors” in Moderna’s most recent Quarterly Report on Form 10-Q filed with the U.S. Securities and Exchange Commission (SEC) and in subsequent filings made by Moderna with the SEC, which are available on the SEC’s website at www.sec.gov. Except as required by law, Moderna disclaims any intention or responsibility for updating or revising any forward-looking statements contained in this press release in the event of new information, future developments or otherwise. These forward-looking statements are based on Moderna’s current expectations and speak only as of the date hereof.

MODERNA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenue:
Collaboration revenue	$28,442	$10,030	$32,899	$24,145
Grant revenue	37,909	3,053	41,841	4,963

Total revenue	66,351	13,083	74,740	29,108

Operating expenses:
Research and development	151,856	128,305	266,993	258,718
General and administrative	36,622	28,487	60,736	55,740

Total operating expenses	188,478	156,792	327,729	314,458

Loss from operations	(122,127)	(143,709)	(252,989)	(285,350)
Interest income	7,092	10,322	14,944	21,294
Other expense, net	(1,530)	(1,877)	(2,684)	(3,808)

Loss before income taxes	(116,565)	(135,264)	(240,729)	(267,864)
Provision for (benefit from) income taxes	148	(324)	214	(348)

Net loss	$(116,713)	$(134,940)	$(240,943)	$(267,516)

Net loss per share, basic and diluted	$(0.31)	$(0.41)	$(0.66)	$(0.81)

Weighted average common shares used in net loss per share, basic and diluted	380,531,488	329,176,107	366,818,254	328,994,058

MODERNA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS AND STATEMENTS OF CASH FLOWS DATA

(Unaudited, in thousands)

	June 30,	December 31,
	2020	2019
Cash, cash equivalents and investments	$3,071,929	$1,262,987
Total assets	3,486,006	1,589,422
Total liabilities	539,121	414,612
Total stockholders’ equity	2,946,885	1,174,810
Total liabilities and stockholders’ equity	3,486,006	1,589,422

	Six Months Ended June 30,
	2020	2019
Net cash used in operating activities	$130,066	$252,853
Cash used for purchases of property and equipment	24,855	18,181

Moderna Contacts

Media:

Colleen Hussey

Senior Manager, Corporate Communications

617-335-1374

Colleen.Hussey@modernatx.com

Dan Budwick

1AB

973-271-6085

Dan@1abmedia.com

Investors:

Lavina Talukdar

Head of Investor Relations

617-209-5834

Lavina.Talukdar@modernatx.com